UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 23, 2015

MINDPIX CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-55145	46-2461343
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

940 Lincoln Road., Suite 315 Miami Beach, FL	33139
(Address of principal executive offices)	(ZIP Code)

(305) 921-9814
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 – Unregistered Sales of Equity Securities

On February 23, 2015, the Company sold 23,000 of its newly designated Series A Convertible Preferred Shares to Victor Siegel, the Company’s CEO. In consideration of the issuance of the shares Mr. Siegel agreed to cancel $34,500 that is owed to him by the Company. The shares are convertible as is further set forth below and were issued pursuant to an exemption from registration as provided for in Section 4(2) of the Securities Act of 1933.

Item 5.03 – Amendments to Articles of Incorporation or Bylaws

On February 23, 2015 the Board of the Directors adopted a designation of a new series of preferred shares, the Series A Convertible Preferred Shares. The new Series of Series A Convertible Preferred has the following attributes:

Number of Authorized shares in the Series: 40,000

Price and Liquidation Value: $1.50 per share

Conversion Rights: Shares are convertible on the basis of 1 Series A Convertible Preferred Share shall equal 50,000 common shares. This translates to $.0003 per common share, representative of the current market price per share.

Voting Rights: The holders of Series A Convertible Preferred Stock shall have the right to vote on matters that call for a vote owners of Common Stock and shall have 10 votes for each share of common stock to which the Series A Convertible Preferred Stock held by a holder is so convertible.

Redemption by Corporation: The Corporation may from time-to-time redeem the Series A Preferred Stock at a $3 per share with a minimum redemption of 1,000 shares, pro-rata amongst all the Holders of the Series A Preferred Stock.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

4.1	Designation of Series A Convertible Preferred
10.1	Share Exchange Agreement between the Company and Victor Siegel Dated Feb. 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Victor Siegel
Victor Siegel, CEO

Date: February 26, 2015

Exhibit Index

Exhibit Number	Exhibit Title

4.1	Designation of Series A Convertible Preferred.
10.1	Share Exchange Agreement between the Company and Victor Siegel Dated Feb. 23, 2015.